Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 6, 2009, relating to the 2008 financial statements of Newpark Resources, Inc. and subsidiaries and the effectiveness of Newpark Resources, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Newpark Resources, Inc. and subsidiaries for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
August 13, 2009